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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                           OCTOBER 5, 1998
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INVESTOR AND MEDIA CONTACT:       John Cygul
                                  (818) 703-4231

                  WELLPOINT RECEIVES FAVORABLE IRS TAX RULING ON
                 THE COMPANY'S 1996 RECAPITALIZATION TRANSACTION

WOODLAND HILLS, CALIF. - WellPoint Health Networks Inc. (NYSE:WLP) today announced that it has received a favorable private letter ruling dated September 29, 1998 from the Internal Revenue Service regarding the deductibility of a cash payment made by WellPoint's former parent company at the time of WellPoint's Recapitalization on May 20, 1996. As a result of the ruling, WellPoint intends to file amended tax returns for prior tax years requesting a refund of approximately $200 million and anticipates that future income taxes payable will be reduced by approximately $80 million.

     For the quarter ended September 30, 1998, in accordance with generally accepted accounting principles, WellPoint will reduce the remaining goodwill of $195 million arising from the acquisition of certain assets and liabilities of Blue Cross of California, WellPoint's former parent company, at the time of the Recapitalization and will realize a reduction in its income tax expense of approximately $85 million. As a result of this reduction in goodwill, WellPoint's future results of operations will not reflect the annual amortization expense of approximately $5.2 million.

     As part of the Recapitalization, among other actions, WellPoint made a cash payment of $800 million in the form of a dividend to Blue Cross of California. The cash amount received by Blue Cross of California was then paid over to one of two newly created charitable foundations. Thereafter, Blue Cross of California converted from a non-profit corporation into a for-profit corporation and was merged with WellPoint. The private letter ruling received by WellPoint from the Internal Revenue Service allows for the $800 million paid over by Blue Cross of California to one of the charitable foundations to be deducted as an ordinary and necessary business expense.

     WellPoint Health Networks Inc., one of the nation's largest publicly traded managed care companies, serves the health care needs of 6.8 million medical and over 23 million specialty members nationally through Blue Cross of California in California, and UNICARE throughout other parts of the country. WellPoint offers a broad spectrum of quality network-based health products including HMO, PPO, POS and specialty managed care products. Specialty products include pharmacy benefit management, dental, utilization management, vision, mental health, life and disability insurance, flexible spending accounts, COBRA administration, and Medicare supplements.

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CAUTIONARY STATEMENT:  CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE
FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY DUE TO, AMONG OTHER THINGS, TIMING AND RECEIPT OF ESTIMATED TAX REFUNDS, THE
EFFECTIVE CORPORATE TAX RATE APPLIED TO WELLPOINT AND WELLPOINT'S RESULTS OF OPERATIONS. ADDITIONAL RISK FACTORS ARE LISTED FROM TIME TO TIME IN WELLPOINT'S VARIOUS REPORTS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION, INCLUDING WELLPOINT'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997.